Exhibit 21
Subsidiaries of the Registrant for the year ended December 31, 2006:

Subsidiary Name	State of Incorporation
Kentucky Criterion Coal Company	Delaware
Pine Branch Mining Inc.	Delaware
WEI — Ft. Lupton, Inc.	Delaware
WEI — Rensselaer, Inc.	Delaware
WEI — Roanoke Valley, Inc.	Delaware
Westmoreland Coal Sales Inc.	Delaware
Westmoreland Energy LLC	Delaware
Westmoreland Resources, Inc.	Delaware
Westmoreland Terminal Company	Delaware
Westmoreland — Altavista, Inc.	Delaware
Westmoreland — Ft. Drum, Inc.	Delaware
Westmoreland — Franklin, Inc.	Delaware
Westmoreland — Hopewell, Inc.	Delaware
Westmoreland Technical Services, Inc.	Delaware
Cleancoal Terminal Co.	Delaware
Criterion Coal Co.	Delaware
Deane Processing Co.	Delaware
Eastern Coal and Coke Co.	Pennsylvania
Westmoreland Savage Corp.	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corporation	Delaware
Western Energy Company	Montana
Texas Westmoreland Coal Co.	Montana
Westmoreland Risk Management, Ltd.	Bermuda
Basin Resources, Inc.	Colorado
North Central Energy Company	Colorado
New Horizon Coal Company, Inc.	Colorado
Westmoreland Power, Inc.	Delaware
Westmoreland — Roanoke Valley, L.P.	Delaware
Westmoreland — North Carolina Power, L.L.C.	Virginia
Westmoreland Utility Operations, LLC	Virginia
Westmoreland Power Operations, LLC	Virginia